UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

STONEMOR PARTNERS LP
 (Name of Issuer)

Common Units Representing Limited Partnership Interests
 (Title of Class of Securities)

86183Q100
 (CUSIP Number)

December 31, 2019
 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[    ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following pages
Page 1 of 16 Pages
Exhibit Index: Page 14

CUSIP No. 86183Q100	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS MASTER FUND, LTD.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 86183Q100	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS
MANGROVE PARTNERS

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 86183Q100	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS FUND (CAYMAN DRAWDOWN), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 86183Q100	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS I-FEEDER 1, LTD.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 86183Q100	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS FUND (CAYMAN), LTD.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 86183Q100	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS FUND, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 86183Q100	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS
THE MANGROVE PARTNERS FUND (CAYMAN PARTNERSHIP), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 86183Q100	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS
NATHANIEL AUGUST

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

CUSIP No. 86183Q100	Page 10 of 16 Pages

Item 1(a).	Name of Issuer:

StoneMor Partners L.P. (the “Issuer”)

Item 1(b).	Address of Issuer's Principal Executive Offices:

                             3600 Horizon Boulevard, Trevose, Pennsylvania 19053

Item 2(a).	Name of Person Filing

This Statement is filed on behalf of the following persons (collectively, the “Reporting Persons”):

i)	The Mangrove Partners Master Fund, Ltd. (the “Master Fund”);
ii)	Mangrove Partners;
iii)	The Mangrove Partners Fund (Cayman Drawdown), L.P. (“Cayman Drawdown”);
iv)	The Mangrove Partners i-Feeder 1, Ltd. (“i-Feeder”);
v)	The Mangrove Partners Fund (Cayman), Ltd. (“Mangrove Fund Cayman”);
vi)	The Mangrove Partners Fund, L.P. (“Mangrove Fund”);
vii)	The Mangrove Partners Fund (Cayman Partnership), L.P. (“Cayman Partnership”); and
viii)	Nathaniel August (“Mr. August”)

Each of Cayman Drawdown, i-Feeder, Mangrove Fund Cayman, Mangrove Fund and Cayman Partnership are feeder funds to, and shareholders of, the Master Fund. Mangrove Partners is the investment manager of each of the Master Fund, Cayman Drawdown, i-Feeder, Mangrove Fund Cayman, Mangrove Fund and Cayman Partnership. Mr. August is the principal and director of Mangrove Partners.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal office of each Mangrove Fund and Mr. August is 645 Madison Avenue, 14th Floor, New York, New York 10022.  The address of the principal office of each of the Master Fund, Mangrove Partners, Cayman Drawdown, i-Feeder, Mangrove Fund Cayman and Cayman Partnership is c/o Maples Corporate Services, Ltd., P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1104..

Item 2(c).	Citizenship:

Each of the Master Fund, Mangrove Partners, i-Feeder and Mangrove Fund Cayman is organized as a limited liability exempted company under the laws of the Cayman Islands. Each of Cayman Drawdown and Cayman Partnership is organized as a limited partnership under the laws of the Cayman Islands. Mangrove Fund is a Delaware limited partnership. Mr. August is a citizen of the United States.

Item 2(d).	Title of Class of Securities:

Common Units Representing Limited Partnership Interests (“Common Units”)

Item 2(e).	CUSIP Number:

86183Q100

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

This Item 3 is not applicable.

CUSIP No. 86183Q100	Page 11 of 16 Pages

Item 4.	Ownership:

Item 4(a)	Amount Beneficially Owned:

As of December 31, 2019, each of the Reporting Persons may be deemed the beneficial owner of 0 Common Units.

Item 4(b)	Percent of Class:

Each of the Reporting Persons may be deemed the beneficial owner of 0.0% of Common Units outstanding.

Item 4(c)	Number of Shares as to which such person has:

(i) Sole power to vote or direct the vote:	0
(ii) Shared power to vote or direct the vote:	0
(iii) Sole power to dispose or direct the disposition of:	0
(iv) Shared power to dispose or direct the disposition of:	0

Item 5.	Ownership of Five Percent or Less of a Class:

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

This Item 7 is not applicable.

Item 8.	Identification and Classification of Members of the Group:

This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group:

This Item 9 is not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 12 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE MANGROVE PARTNERS MASTER FUND, LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

MANGROVE PARTNERS
/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND (CAYMAN DRAWDOWN), L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND I-FEEDER 1, LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND (CAYMAN), LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

Page 13 of 16 Pages

THE MANGROVE PARTNERS FUND (CAYMAN PARTNERSHIP), L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

NATHANIEL H. AUGUST
/s/ Nathaniel H. August

January 3, 2020

Page 14 of 16 Pages

EXHIBIT INDEX

Ex.		Page No.

A	Joint Filing Agreement	15-16

Page 15 of 16 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Units of StoneMor Partners L.P. dated as of January 3, 2020 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

THE MANGROVE PARTNERS MASTER FUND, LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

MANGROVE PARTNERS
/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND (CAYMAN DRAWDOWN), L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND I-FEEDER 1, LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND (CAYMAN), LTD.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

Page 16 of 16 Pages

THE MANGROVE PARTNERS FUND L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

THE MANGROVE PARTNERS FUND (CAYMAN PARTNERSHIP), L.P.
By:	Mangrove Partners Investment Manager

/s/ Nathaniel H. August
Nathaniel H. August
Director

NATHANIEL H. AUGUST
/s/ Nathaniel H. August

January 3, 2020